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            COMMERCIAL FEDERAL CORPORATION
           PERPETUAL MIDWEST FINANCIAL, INC.
         1993 STOCK OPTION AND INCENTIVE PLAN
         _____________________________________

       1998 Amendment to Stock Option Agreement
         _____________________________________

     WHEREAS, Commercial Federal Corporation ("CFC") and Commercial Federal Bank, a Federal Savings Bank (the "Bank") have entered into a reorganization and merger agreement (the "Merger Agreement") with Perpetual Midwest Financial, Inc. ("Perpetual") and Perpetual Savings Bank, FSB on December 15, 1997, whereby Perpetual will merge with and into CFC and Perpetual Savings Bank, FSB will merge with and into the Bank;

     WHEREAS, Perpetual maintains the Perpetual Midwest
Financial, Inc. 1993 Stock Option and Incentive Plan (the
"Plan"), and CFC intends to assume the Plan and all obligations thereunder following the closing of the merger;

     WHEREAS, Section 1.8(a) of the Merger Agreement provides that each option outstanding under the Plan shall continue outstanding as an option to purchase shares of CFC's common stock ("Common Stock") and under the same terms and conditions as were applicable immediately prior to the closing of the merger (the "Closing"), except that the exercise price of each outstanding stock option (and associated number of shares of Common Stock covered by the option) shall be proportionately adjusted in accordance with the Exchange Ratio set forth in
Section 1.3 of the Merger Agreement; and

     WHEREAS, Perpetual previously entered into a Stock Option Agreement dated ________________ ___, 19__ (the "Option Agree-ment") with (the "Optionee"), and the Optionee received the following grants of incentive stock options ("ISOs") and/or non-incentive stock options ("Non-ISOs"):


                              Shares of
                             Perpetual's
                ISO or       Common Stock
Grant Date     Non-ISO    Subject to the Option   Exercise Price
----------     -------    ---------------------   --------------

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Perpetual Midwest Financial, Inc. 1993 Stock Option and
Incentive Plan
1998 Amendment to Stock Option Agreement
Page 2

     NOW, THEREFORE, BE IT RESOLVED that the Optionee shall receive shares of Common Stock upon exercise of the stock options granted to him or her under the Plan; and be it

     RESOLVED FURTHER, that the provisions of the Option
Agreement that specify the number of shares of common stock covered by the option and the option price for each share shall be amended pursuant to the terms of the Merger Agreement to provide as follows:


                            Shares of CFC's
                ISO or       Common Stock            Adjusted
Grant Date     Non-ISO    Subject to the Option   Exercise Price
----------     -------    ---------------------   --------------





     Nothing contained herein shall be held to alter, vary or affect any of the terms, provisions, or conditions of the Plan or the Option Agreement other than as stated above.


                         COMMERCIAL FEDERAL CORPORATION


                         By _____________________________
                         Its _____________________________


___________________
Date                          Attest: ___________________(Seal)